FOR IMMEDIATE RELEASE        For Additional Information contact:
Nasdaq SmallCap: EDYN        S. M. Schuster or G. S. Donovan
                             (630) 575-2400


              ENVIRODYNE INDUSTRIES, INC. ANNOUNCES
               SALE OF CLEAR SHIELD NATIONAL, INC.


Oak Brook, Illinois, June 8, 1998 - Envirodyne Industries, Inc. (Nasdaq SmallCap:EDYN) has signed a definitive agreement to sell Clear Shield National, Inc. to Solo Cup Company for $140 million cash. Clear Shield National, a wholly-owned subsidiary, is headquartered in Wheeling, Illinois and produces for national distribution disposable plastic cutlery, drinking straws and custom dining kits for the institutional, food service, quick service restaurant, convenience store and retail markets. In addition to the Chicago area plants, Clear Shield National has facilities in Leominster, Massachusetts; Shreveport, Louisiana; and a newly constructed facility in Twin Falls, Idaho. Subject only to customary conditions including the receipt of governmental and third party consents, the sale is expected to be consummated in late July 1998.

"Clear Shield National is a fine company in its own right and we are very pleased to be adding it to the Solo Cup family," said Ronald L. Whaley, Vice President of Solo Cup Company. "Their product lines complement ours very well and we believe this will mean enhanced opportunities for employees and customers of both businesses."

In late 1997, Envirodyne retained Donaldson, Lufkin and Jenrette
Securities Corporation to explore Envirodyne's strategic alternatives. The sale of Clear Shield National together with the previously announced sale of Sandusky Plastics will enable
Envirodyne to significantly reduce its senior indebtedness.

                               ###